Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Williams Partners L.P. on Form S-3 of our report dated February 25, 2013, relating to the financial statements of Gulfstream Natural Gas System, L.L.C. as of December 31, 2012 and 2011 and for each of the two years in the period ended December 31, 2012, included in the Annual Report on Form 10-K of Williams Partners L.P. for the year ended December 31, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas

April 1, 2013